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Exhibit 99.1

                 Euronet sells UK ATM network for $29.6 million
        Euronet sells UK subsidiary and retains ATM outsourcing contract


LEAWOOD, KANSAS, USA-Jan. 17, 2003-Euronet Worldwide, Inc. (Nasdaq: EEFT), a leading electronic payments provider, announced that is has sold all of its shares of Euronet Services (UK) Ltd., its UK subsidiary, to Bridgepoint Capital Limited in a $29.6 million management buy-out. Bridgepoint is a leading pan-European private equity firm based in London with investments in over 150 mid-market companies, and assets under management of over (euro)4 billion.

In conjunction with the sale of the ATM network, Euronet signed a 5-year ATM outsourcing agreement with Bank Machine Limited, which is the new name under which Euronet's former UK subsidiary will do business. Euronet will drive and process the transactions from its previously owned 745 UK ATMs and any new ATMs added to the network, subject to certain contractual terms.

Under the terms of the all-cash sale, Euronet will receive approximately $28 million in cash after taxes and certain working capital and other adjustments. Euronet plans to use the proceeds to repay debt and/or invest in new business. Based on Euronet Services (UK) Ltd.'s projected 2003 operating performance, Euronet expects that this transaction will reduce the company's 2003 consolidated operating profit by approximately $3.0 million. The assumption of Euronet's UK ATM capital leases by Bridgepoint will result in a reduction to Euronet's 2003 interest expense of approximately $200,000, excluding any additional benefits from other debt repayments.

"This transaction fits well within our long-term strategy of building our outsourcing business and adds a significant amount of cash to our balance sheet," said Michael J. Brown, Euronet Chairman and CEO. "As a pure-play outsourcer for ATMs in the UK, Euronet will focus on locking in more outsourcing contracts, and our goal is becoming the largest ATM outsourcer in Europe."

"We are excited about the growth opportunities for the UK ATM network," said Andrew Burgess, Director, Bridgepoint Capital. "We expect the network to increase to well in excess of 900 ATMs by the end of 2003."

Since it was formed in 1998, Euronet Services (UK) Ltd. has rolled out 745 ATMs in convenient locations across the UK. All 22 of its current employees will remain with Bank Machine Limited.

Euronet has operation centers and network switches in Europe and Asia. Each center is built on Euronet's ITM software engine, which supports millions of transactions per month from various touchpoints, such as ATMs, POS devices, mobile devices and the Internet.

About Euronet Worldwide

Euronet Worldwide is an industry leader in providing secure electronic financial transaction solutions. The company offers financial payment middleware, financial network gateways, outsourcing and consulting services to financial institutions and mobile operators. These solutions enable their customers to access personal financial information and perform secure financial transactions
- any time, any place. The company has processing centers located in the United States, Europe and Asia, and owns and operates the largest independent ATM network in Europe. With corporate headquarters in Leawood, Kansas, USA, and European headquarters in Budapest, Hungary, Euronet serves more than 200 clients in 60 countries. Visit our web site at www.euronetworldwide.com

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About Bridgepoint

Bridgepoint Capital is a leading provider of private equity with a 25-year track record of investing in businesses that will achieve long-term capital growth. Bridgepoint provides private equity to established companies in a broad range of sectors to fund buy-outs, buy-ins, growth and public-to-private transactions. We make investments in middle market companies capitalized at up to (euro)400 million, generally making an equity investment in the range (euro)15 million to
(euro)100 million.

Any statements contained in this news release, which concern the Company's or management's intentions, expectations, or are predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the Company's products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the Company's business. These risks and other risks are described in the Company's periodic filings with the Securities and Exchange Commission, including but not limited to Euronet's Form 10-Q for the period ended September 30, 2002 and its Form 10-K for the year ended Dec. 31, 2001. Copies of these filings may be obtained by contacting the Company or the SEC.

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